                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

            Registration Statement under the Securities Act of 1933

                            AZTEC MANUFACTURING CO.
               (Exact name of issuer as specified in its charter)

            Texas                                      75-0948250
(State or other jurisdiction of          (I.R.S. Employer Identification Number)
incorporation or organization

400 North Tarrant Street, Crowley, Texas                  76036
(Address of Principal Executive Offices)                (ZIP Code)

     AZTEC MANUFACTURING CO. 1999 INDEPENDENT DIRECTOR SHARE OWNERSHIP PLAN
                            (Full title of the plan)

                                  L. C. MARTIN
                             400 North Tarrant Road
                              Crowley, Texas 76036
                    (Name and address of agent for service)

                                 (817) 297-4361
         (Telephone number, including area code, of agent for service)

                                    Copy to:

                   Shannon, Gracey, Ratliff & Miller, L.L.P.
                              1600 Bank One Tower
                            500 Throckmorton Street
                            Fort Worth, Texas 76102
                           Attention: Sam Rosen, Esq.

                        CALCULATION OF REGISTRATION FEE

Title of                               Proposed Maximum        Proposed Maximum        Amount of
Securities to be       Amount to be     Offering Price             Aggregate        Registration Fee
Registered (1)       Registered (1)(2) Per Share (1)(2)      Offering Price (1)(2)      (1)(2)

Common Stock              3,500/(1)/      $10.0937/(2)/            $ 35,328             $  9.33
$1.00 par value          46,500/(3)/      $10.2188/(4)/            $475,174              125.45
                    -----------                                                         -------
                         50,000                                                         $134.78
                    ===========                                                         =======

/(1)/ Shares the right to which accrued on July 13, 1999.

/(2)/ Average of the high and low prices on the New York Stock Exchange on May
      28, 1999.

/(3)/ Additional shares which may be granted under the 1999 Independent Director
      Share Ownership Plan (the "Plan").

/(4)/ These shares are to be granted at values not presently determinable.
      Pursuant to Rule 457(c), the price is based market value which is the average of the high and low prices on the New York Stock Exchange on February 29, 2000, as reported in the Wall Street Journal.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents and all documents subsequently filed by Aztec Manufacturing Co. ("Company" or "Registrant"), pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and shall be deemed to be a part hereof from the date of the filing of such documents:

          a. The Company's Annual Report on Form 10-K for the year ended February 28, 1999;

          b. The Company's Quarterly Reports on Form 10-Q for the quarters ended May 31, 1999, August 31, 1999 and November 30, 1999, and the Company's Current Report on Form 8-K dated September 15, 1999, as amended on November 15, 1999;

          c. "Item 1. Description of Registrant's Securities to be Registered" in the Company's Registration Statement on Form 8-A (File No. 001-12777) describing the Company's common stock, as filed with the Securities and Exchange Commission on February 24, 1997.


Item 4.  Description of Securities

          Not Applicable.


Item 5.  Interests of Named Experts and Counsel.

         Certain legal matters relating to the Plan have been passed upon for the Registrant by Shannon, Gracey, Ratliff & Miller, L.L.P., 500 Throckmorton Street, Suite 1600, Fort Worth, Texas 76102. At the time such legal matters were undertaken, Mr. Sam Rosen, a partner in Shannon, Gracey, Ratliff & Miller, L.L.P., was a director and the secretary of the Registrant and was the beneficial owner of 16,645 shares of Registrant common stock including exercisable options to purchase 12,400 shares of Registrant common stock. It is expected that this amount may change from time to time.

Item 6.  Indemnification of Directors and Officers.

         Section 2.02-1 of the Texas Business Corporation Act (the "TBCA") empowers a corporation to indemnify its directors and officers and to purchase and maintain liability insurance for directors and officers. Section 2.02-1 of the TBCA permits indemnification of directors and officers of corporations under certain conditions and subject to certain limitations and, under certain circumstances, requires such indemnification. The TBCA provides further that a provision for indemnification of a director, whether contained in the articles of incorporation, the bylaws, a resolution of shareholders or directors, an agreement, or otherwise, is valid only to the extent it is consistent with
Article 2.02-1 of the TBCA, as limited by the articles of incorporation, if such limitation exists. Article 11 of the Registrant's Articles of Incorporation contains a provision providing for indemnification of directors and officers to the full extent permitted by law. Section 8.01 of the Registrant's Bylaws, as amended, contains a provision providing for indemnification to the full extent permitted by law.


Item 7.  Exemption from Registration Claimed

        Not Applicable.


Item 8.  Exhibits

          Exhibit Number and Description
          ------------------------------

          (4) Instruments Defining the Rights of Security Holders, Including Indentures
               (4.1) Resolutions adopted by the Board of Directors of the Company on January 19, 1999 establishing the Plan

               (4.2) Resolutions adopted by the Board of Directors of the Company on September 22, 1999 amending the Plan to limit the number of shares which may be issued under the Plan to a single director and to limit the total number of shares which may be issued under the Plan

               (4.3) Resolutions adopted by the Board of Directors of the Company on February 29, 2000 designating the Plan as the 1999 Independent Director Share Ownership Plan and reserving 50,000 shares of Common Stock for grant under it

          (5)  Opinion of Counsel

          (23) Consent of Independent Auditors

          (24) Power of Attorney


Item 9.  Undertakings

         The undersigned Registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions summarized under Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on March 3, 2000.

                            AZTEC MANUFACTURING CO.


                            By: /s/ L.C. Martin
                                -------------------------------------------
                                L.C. Martin, Chairman of the Board and CEO


                            By: /s/ Dana L. Perry
                                -------------------------------------------
                                Dana L. Perry, Vice President and CFO


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                     Title                          Date
---------                     -----                          ----


/s/ L.C. Martin               Chairman of the Board,       March 3, 2000
---------------------------   CEO and Director
L.C. Martin


/s/ Dana L. Perry             Vice President, CFO          March 3, 2000
---------------------------   and Director
Dana L. Perry


/s/ David H. Dingus           President, Chief Operating   March 3, 2000
---------------------------   Officer and Director
David H. Dingus


/s/ Robert H. Johnson*        Director                     March 3, 2000
---------------------------
Robert H. Johnson


/s/ Martin C. Bowen*          Director                     March 3, 2000
---------------------------
Martin C. Bowen

/s/ W.C. Walker*              Director                     March 3, 2000
---------------------------
W.C. Walker


/s/ R.J. Schumacher*          Director                     March 3, 2000
---------------------------
R. J. Schumacher


/s/ Sam Rosen                 Director                     March 3, 2000
---------------------------
Sam Rosen


/s/ Dr. H. Kirk Downey*       Director                     March 3, 2000
---------------------------
Dr. H. Kirk Downey


/s/ Kevern R. Joyce*          Director                     March 3, 2000
---------------------------
Kevern R. Joyce



*By: /s/ Dana L. Perry
     --------------------------
     Dana L. Perry,
     Attorney-in-fact

                               INDEX OF EXHIBITS

        Exhibit    Page No.
        ---------  --------
(4)  Instruments Defining the Rights of Security Holders, Including Indentures
     (4.1)  Resolutions adopted by the Board of Directors of the Company on
            January 19, 1999 establishing the Plan...................................8
     (4.2)  Resolutions adopted by the Board of Directors of the Company on
            September 22, 1999 amending the Plan to limit the number of shares which may be issued under the Plan to a single director and to limit the total number of shares which may be issued under the Plan............9
     (4.3)  Resolutions adopted by the Board of Directors of the Company on
            February 29, 2000 designating the Plan as the 1999 Independent
            Director Share Ownership Plan and reserving 50,000 shares of Common
            Stock for grant under it................................................10

(5)  Opinion of Counsel.............................................................11

(23) Consent of Independent Auditors................................................13

(24) Power of Attorney..............................................................14